                                                                     Exhibit 2.3
                                                                     -----------

                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER

     This PLAN OF REORGANIZATION AND AGREEMENT OF MERGER, dated as of October 18, 1999, by and among TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp"), TeleCorp Holding Corp., Inc., a Delaware corporation and wholly-owned subsidiary of TeleCorp ("THC"), Viper Wireless, Inc., a Delaware corporation ("Viper"; THC
              ---                                                   -----
and Viper being sometimes referred to collectively below as the "Constituent
                                                                 -----------
Corporations"), and Gerald T. Vento and Thomas H. Sullivan (each, a
------------
"Stockholder" and together, the "Stockholders").
 -----------                     ------------

     WHEREAS, the Stockholders own the issued and outstanding shares (the "Shares") of Class A Common Stock, no par value per share, of Viper set forth on
 ------
Schedule I attached hereto; and
----------

     WHEREAS, the respective Boards of Directors of TeleCorp, THC and Viper have approved the acquisition of Viper by TeleCorp through the merger of Viper into THC (the "Merger"), upon the terms and subject to the conditions set forth
          ------
herein and in accordance with applicable provisions of the statutes of the State of Delaware;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.   DEFINITIONS

     1.1  "Affiliate" means, with respect to any Person, any other Person that
           ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means
             -------                        -----------       ----------
the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     1.2  "Business Day" means any day other than a Saturday, Sunday or a legal
           ------------
holiday in New York, New York or any other day on which commercial banks in New York, New York are authorized by law or governmental decree to close.

     1.3  "Claim" has the meaning set forth in Section 9.4(a).
           -----

     1.4  "Class A Common Stock" has the meaning set forth in the first recital.
           --------------------

     1.5  "Closing" has the meaning set forth in Section 4.5.
           -------

     1.6  "Closing Date" has the meaning set forth in Section 4.5.
           ------------

     1.7   "Consents" means all consents and approvals of Governmental
            --------
Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions.

     1.8   "FCC " means the Federal Communications Commission.
            ---

     1.9   "Governmental Authority" means a Federal, state or local court,
            ----------------------
legislature, governmental agency (including, without limitation, the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

     1.10  "Indemnified Party" has the meaning set forth in Section 9.4(a).
            -----------------

     1.11  "Indemnifying Party" has the meaning set forth in Section 9.4(a).
            ------------------

     1.12  "Law" means applicable common law and any statute, ordinance, code or
            ---
other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     1.13  "Lien" means, with respect to any asset, any mortgage, lien, pledge,
            ----
charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

     1.14  "Losses" has the meaning set forth in Section 9.2.
            ------

     1.15  "Material Adverse Effect" means a material adverse effect on the
            -----------------------
business, financial condition, assets, liabilities or results of operations or prospects of the Person specified.

     1.16  "Person" means an individual, corporation, partnership, limited
            ------
liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

     1.17  "Related Agreement" has the meaning set forth in Section 5.1(a).
            -----------------

     1.18  "Section 9.2 Indemnified Party" has the meaning set forth in Section
            -----------------------------
9.2.

     1.19  "Section 9.3 Indemnified Party" has the meaning set forth in Section
            -----------------------------
9.3.

     1.20  "Shares" has the meaning set forth in the recitals.
            ------

     1.21  "Stockholders" has the meaning set forth in the preamble.
            ------------

     1.22  "TeleCorp Stock" means the shares of TeleCorp's Series E Preferred
            --------------
Stock, $.01 par value per share, and Class A Voting Common Stock, $.01 par value per share, which the Stockholders shall receive as set forth in Schedule I, as the same may be adjusted from time to time in conjunction with a stock split, recapitalization, reorganization, reclassification, or other change in the capital structure of TeleCorp affecting such series and classes of capital stock of TeleCorp after the date hereof.

     1.23  "THC" has the meaning set forth in the preamble.
            ---

     1.24  "Transactions" means the transactions contemplated by this Agreement.
            ------------

     1.25  "Viper" has the meaning set forth in the preamble.
            -----

2.   THE MERGER

     2.1  The Merger.  Subject to and in accordance with the terms and
          ----------
conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as
                                           ----
defined in Section 2.2), Viper shall be merged with and into THC and the separate existence of Viper shall thereupon cease. THC will be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of THC and all of its rights, privileges, immunities and franchises, public and private, and all of its duties and liabilities as a corporation organized under the DGCL, will continue unaffected by the Merger.

     2.2  Effective Time of the Merger.  As soon as practicable following
          ----------------------------
fulfillment or waiver of the conditions specified in Article VIII hereof; and provided that this Agreement has not been terminated pursuant to Article X hereof; the Constituent Corporations will cause a duly executed Certificate of Merger (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VIII hereof.

3.   THE SURVIVING CORPORATION

     3.1  Certificate of Incorporation.  The Certificate of Incorporation of THC
          ----------------------------
as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

     3.2  By-Laws.  The By-Laws of THC as in effect immediately prior to the
          -------
Effective Time shall be the By-Laws of the Surviving Corporation after the Effective Time.

     3.3  Board of Directors and Officers.  From and after the Effective Time,
          -------------------------------
the Board of Directors and Officers of THC shall be the Board of Directors and Officers of the Surviving Corporation.

4.   CONVERSION OF SHARES

     4.1  Consideration.  At the Effective Time, by virtue of the Merger and
          -------------
without any action on the part of any of the Shareholders, the Shares shall be converted into, and become exchangeable for that number of shares of fully paid and non-assessable TeleCorp Stock set forth on Schedule I attached hereto. Shares of capital stock of Viper held by THC shall be cancelled and of no further force or effect.

     4.2  Status of THC Shares. Each issued and outstanding share of Common
          --------------------
Stock of THC shall continue unchanged and remain outstanding after the Merger as a share of Common Stock of the Surviving Corporation.

     4.3  Delivery of Certificates.  At the Closing, the Shareholders shall
          ------------------------
deliver to THC all certificates which immediately prior to the Effective Time represented the Shares. TeleCorp shall in turn deliver to each Shareholder a certificate for his TeleCorp Stock.

     4.4  Closing of Transfer Books.  From and after the Effective Time, the
          -------------------------
stock transfer books of Viper shall be closed and no transfer of the Shares shall thereafter be made.

     4.5  Closing.  The closing (the "Closing") of the transactions contemplated
          -------
by this Agreement shall occur on the fifth Business Day following the receipt of the final consent necessary under Section 8.1(e) and 8.2(e) at the offices of McDermott, Will & Emery, 28 State Street, Boston, MA 02109 at 10:00 am EST, or on such other date and at such other time and/or place as the parties may agree (the "Closing Date").

5.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders, severally and not jointly, represents and warrants to TeleCorp and THC as of the date hereof and as of the Closing Date that:

     5.1  Standing.
          --------

          (a) He has the requisite power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed hereunder (each a "Related Agreement") to which he is or will be a party
                   -----------------

          (b) This Agreement has been duly executed and delivered by him and constitutes his valid and binding obligation, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. Each Related Agreement to which he is a party shall be duly executed and delivered by him at (or prior to) the Closing and, upon such execution and delivery, shall constitute its valid and binding obligation, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

          (c) As of the Closing Date, after giving effect to the Transactions, he is not in breach of any obligation under this Agreement or any Related Agreement to which he is a party or any other agreement by and between he and Viper or the other Stockholder regarding Viper and/or the Shares.

          (d) As of the Closing Date, he is the record and beneficial owner of the Shares determined pursuant to Schedule I, and has good and marketable title thereto, free and clear of all Liens, and he has the right, power and authority to assign, transfer and deliver all such record and beneficial ownership of the Shares owned by him to THC pursuant to this Agreement.

     5.2  Consents, No Conflicts.  Neither the execution, delivery and
          ----------------------
performance by him of this Agreement or any Related Agreement to which he is a party nor the consummation of the Transactions will constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (a) any Law or (b) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon him, except in each case, where such breach, violation, default, Lien, right, or the failure to obtain or give such consent would not have a Material Adverse Effect on him or materially adversely affect the Transactions or his ability to perform his obligations under the Agreement and any Related Agreement. There is no fact relating to him that would be reasonably expected to prevent him from consummating the Transactions or performing his obligations under this Agreement or any Related Agreement.

     5.3  Shares.  The Shares are, and when transferred in compliance with the
          ------
provisions of this Agreement, will be, free and clear of any and all Liens.

6.   REPRESENTATIONS AND WARRANTIES OF TELECORP AND THC

     Each of TeleCorp and THC, jointly and severally, represents and warrants to the Stockholders as of the Closing Date as follows:

     6.1  Organization, Power and Authority.
          ---------------------------------

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted

          (b) It has the requisite power and authority to execute, deliver and perform this Agreement and any Related Agreement to which it is a party.

          (c) The execution and delivery of this Agreement or any Related Agreement and the consummation of the Transactions by it have been duly and validly authorized by its Board of Directors and no other proceedings which have not been taken are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the Transactions.

          (d) This Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. Each Related Agreement to which it is a party shall be duly executed and delivered by it at (or prior to) the Closing and, upon such execution and delivery, shall constitute the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

          (e) As of the Closing Date, after giving effect to the Transactions, it is not in breach of any obligation under this Agreement or any Related Agreement to which it is a party.

     6.2  Consents, No Conflicts.  Neither the execution, delivery and
          ----------------------
performance of this Agreement and any Related Agreement to which it is a party nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of; any provision of its organizational documents; (b) with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or
(ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or
(c) require any consent or the approval of its Board of Directors or its stockholders (which approval has been obtained), except in each case where such breach, violation, default, Lien, right, or the failure to obtain or give such consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions, its ability to perform its obligations under this Agreement or any Related Agreement or the operation of its business after the Closing Date. To its knowledge, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement or any Related Agreement.

     6.3  TeleCorp Stock.  The TeleCorp Stock, when issued in compliance with
          --------------
the provisions of this Agreement will be validly issued fully paid and nonassessable, and shall be free of any Liens caused or created by TeleCorp, except as set forth in that certain Stockholders Agreement by and among the Stockholders, TeleCorp and the other TeleCorp stockholders named therein dated as of July 17, 1998, as amended, and TeleCorp's Amended and Restated Certificate of Incorporation

     6.4  Authorized Capital Stock.  The authorized capital stock of TeleCorp as
          ------------------------
of the date hereof consists of (a) 12,595,000 shares of preferred stock, $ 01 par value per share, consisting of (i) 100,000 shares of Series A Convertible Preferred Stock, (ii) 200,000 shares of Series B Preferred Stock, (iii) 215,000 shares of Series C Preferred Stock, (iv) 50,000 shares of Series D Preferred Stock, (v) 30,000 shares of Series E Preferred Stock, (vi) 5,000,000 shares of Series F Preferred Stock and (vii) 7,000,000 shares of Senior Common Stock; and
(b) 190,401,000 shares of common stock, $01 par value per share, consisting of(i) 95,000,000 shares of Class A Voting Common Stock, (ii) 95,000,000 shares of Class B Non-Voting Common Stock, (iii) 100,000 shares of Class C Common Stock, (iv) 300,000 shares of Class D Common Stock, and (v) 1,000 shares of Voting Preference Common Stock. As of the Closing Date, the authorized, issued and outstanding shares of Preferred Stock and Common Stock of TeleCorp shall be increased in order to effect, and to the extent of; TeleCorp's initial public offering of its Class A Voting Common Stock, and to the extent the TeleCorp Stock is issued pursuant hereto.

7.   COVENANTS

     7.1  Consummation of Transactions.  Each party shall use all commercially
          ----------------------------
reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of its/his respective obligations under this Agreement and any Related Agreement to which it/he is a party and to consummate the Transactions, which efforts shall include, without limitation, the following:

          (a) The parties shall use all commercially reasonable efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof; and, without limiting the generality of the foregoing, to obtain all necessary Consents including the approval of this Agreement and the Transactions by all Governmental Authorities and agencies and third parties, including the FCC, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions.

          (b) Each party shall furnish to the other parties all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by the Company or any other party in connection with the Transactions or otherwise to determine compliance with applicable FCC Law.

          (c) Upon the request of any other party, each party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such party in order to effectuate the purposes of this Agreement.

     7.2  No Action.  During the period from the date hereof until the Closing
          ---------
Date, the Stockholders shall not (i) sell, transfer, assign or dispose of; or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of any of the Shares, or (ii) create, incur or suffer to exist any Lien of any nature whatsoever relating to the Shares.

8.   CONDITIONS TO CLOSING

     8.1  Conditions to Obligations of TeleCorp and THC.  The obligation of
          ---------------------------------------------
TeleCorp and THC to consummate the Transactions shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions by each of the other parties, unless waived by TeleCorp and THC at or prior to the Closing:

          (a) The representations and warranties of each Stockholder contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

          (b) Each Stockholder shall have performed in all material respects all agreements contained herein or required to be performed by him at or before the Closing.

          (c) Each Stockholder shall have delivered to TeleCorp and THC a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above as to the party delivering such certificate.

          (d) Each Stockholder shall deliver to THC on the Closing Date stock certificates, representing the Shares owned by him, duly endorsed in blank or accompanied by stock transfer powers transferring the Shares to THC.

          (e) All Consents by any Governmental Authority required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on TeleCorp, THC or Viper or materially adversely affect the Transactions or TeleCorp's or THC's ability to perform its obligations under this Agreement or any Related Agreement shall have been obtained or made.

     8.2  Conditions to the Obligations of the Stockholders.  The obligation of
          -------------------------------------------------
each Stockholder to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived by such Stockholder at or prior to the Closing.

          (a) The representations and warranties of TeleCorp and THC and each other Stockholder contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

          (b) Each of TeleCorp, THC and each other Stockholder shall have performed in all material respects all agreements contained herein or required to be performed by it or him at or before the Closing.

          (c) An officer of each of TeleCorp and THC, respectively, and the other Stockholder shall have delivered to such Stockholder a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above as to the party delivering such certificate.

          (d) TeleCorp shall issue and deliver to each Stockholder the shares of TeleCorp Stock he is entitled to receive hereunder.

          (e) All Consents by any Governmental Authority required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on such Stockholder or materially adversely affect the Transactions or. its ability to perform its obligations under this Agreement or any Related Agreement shall have been obtained or made.

          (f) All corporate and other proceedings of Tele Corp and THC in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to such Stockholder, and TeleCorp and THC shall have delivered to such Stockholder all such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to such Stockholder, which such Stockholder shall have reasonably requested in order to consummate the Transactions.

          (g) TeleCorp shall have funded into its 1998 Restricted Stock Plan 58,140 shares of Class A Common Voting Stock and 311.11 shares of Series E Preferred Stock.

9.   SURVIVAL AND INDEMNIFICATION

9.1  Survival.  The representations and warranties made in this Agreement shall
     --------
survive the Closing without regard to any investigation made by any of the parties hereto until the first anniversary thereof and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given prior to the expiration of the applicable survival period to the party which made such representation or warranty). The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing. The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive the Closing; provided that the right to indemnification pursuant to this Article IX in respect of a breach of a representation or warranty shall expire upon the application of the applicable survival period of the Closing (except to the extent written notice asserting a claim thereunder and describing such claim in reasonable detail shall have been given prior to such expiration to the party from whom such indemnification is sought); provided further, that the representations and warranties made in Section 6 of this Agreement by TeleCorp and THC to the Stockholders shall not survive the Closing. After the Closing, the sole and exclusive remedy of the parties for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article IX.

     9.2  Indemnification by the Stockholders.  Each Stockholder shall indemnify
          -----------------------------------
and hold harmless each other Stockholder, TeleCorp and THC and their respective Affiliates, and the shareholders, members, managers, directors, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 9.2 Indemnified Party"), against all liabilities and expenses
 -----------------------------
(including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) (collectively, "Losses") incurred by him or
                                                    ------
it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any

Section 9.2 Indemnified Party may be involved or with which he or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 9.2 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from
(a) any representation or warranty of such indemnifying party contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by such indemnifying party or any of its Affiliates in the performance of their respective obligations under this Agreement; except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section
9.2 Indemnified Party or its Affiliates; provided that the aggregate liability of each Stockholder to indemnify Section 9.2 Indemnified Parties against Losses arising out of or resulting from (x) the untruth in any material respect of any representation or warranty made by such Stockholder in this Agreement or (y) any material default by such Stockholder in the performance of his obligations under this Agreement, shall be limited to the surrender to TeleCorp of the shares of TeleCorp Stock such Stockholder receives hereunder, and Section 9.2 Indemnified Parties seeking indemnification against any Stockholder for such Losses hereunder shall not have recourse to any other assets of such Stockholder.

     9.3  Indemnification by TeleCorp and THC.  TeleCorp and THC shall jointly
          -----------------------------------
and severally indemnify and hold harmless each of the Stockholders and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 9.3 Indemnified Party"), against all Losses incurred by him or it in
 -----------------------------
connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 9.3 Indemnified Party may be involved or with which he or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 9.3 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from any material default by TeleCorp and/or THC or any of their respective Affiliates in the performance of their respective obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 9.3 Indemnified Party or its Affiliates.

     9.4  Procedures.
          ----------

          (a) The terms of this Section 9.4 shall apply to any claim (a "Claim")
                                                                         -----
for indemnification under the terms of Sections 9.2 or 9.3. The Section 9.2 Indemnified Party or Section 9.3 Indemnified Party (each, an "Indemnified
                                                              -----------
Party"), as the case may be, shall give prompt written notice of such Claim to
-----
the indemnifying party (the "Indemnifying Party") under the applicable Section,
                             ------------------
which party may assume the defense thereof; provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this

Article IX shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article IX to the fullest extent permitted by law.

          (b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

          (c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten business days after receiving written notice thereof; the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article IX, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnified Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article IX.

          (d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) the Stockholders, their respective successors, assigns, heirs, personal representatives, beneficiaries, agents and/or the legal representatives of any of them; and (ii) TeleCorp and THC and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them.

10.  TERMINATION

     10.1  Termination.  In addition to any other rights of termination set
           -----------
forth herein, this Agreement may be terminated, and the Transactions abandoned, without further obligation of any party (except as set forth herein), at any time prior to the Closing Date:

           (a) by mutual written consent of the parties;

           (b) by any party by written notice to the other parties, if the Closing shall not have occurred on or before the date that is nine months after the date hereof; provided that the party electing to exercise such right is not otherwise in breach of its obligations under this Agreement; or

           (c) by any party by written notice to the other parties, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.

     10.2  Effect of Termination.
           ---------------------

           (a) In the event of a termination of this Agreement, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in paragraph (b) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

           (b) In the event of a termination of this Agreement pursuant to
Section 10.1, all provisions of this Agreement shall terminate, except Articles IX and XI.

           (c) Whether or not the Closing occurs, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, any Related Agreement and the Transactions shall be paid by the party incurring such expenses.

11.  MISCELLANEOUS

     11.1  Amendment and Modification.  This Agreement may be amended, modified
           --------------------------
or supplemented only by written agreement of each of the parties.

     11.2  Waiver of Compliance; Consents.  Any failure of any of the parties to
           ------------------------------
comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of; or estoppel with respect to, any subsequent or other failure.

     11.3  Parties in interest: Assignment. This Agreement is binding upon and
           -------------------------------
is solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns. Neither the Stockholders nor TeleCorp or THC may assign its rights and obligations hereunder without the prior written consent of each of the other parties, provided that TeleCorp and THC may assign their respective obligations to any of their Affiliates, and provided, further, that TeleCorp and THC shall have the right to assign their respective rights under this Agreement to the lenders (the "Lenders") named in the Credit Agreement, dated as of July 17, 1998, by an among TeleCorp PCS, Inc., the lenders party thereto and the Chase Manhattan Bank, as Administrative Agent, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent (the "Credit Agreement"), as security pursuant to the terms of the Credit Agreement and the documents and instruments executed therewith, it being understood that, in connection with any such assignment to the Lenders, the Lenders shall not assume any obligations of TeleCorp or THC hereunder.

     11.4  Broker's Fee.  Each of the parties hereto hereby represents that, on
           ------------
the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection herewith.

     11.5  Governing Law.  This Agreement shall be governed in all respects by
           -------------
the laws of the Commonwealth of Virginia without regard to the conflict of laws, and the rules thereof.

     11.6  Survival. The representations, warranties, covenants, and agreements
           --------
made in this Agreement shall survive any investigation made by the Stockholders, TeleCorp or THC.

     11.7  Entire Agreement.  This Agreement, including the exhibits and
           ----------------
schedules hereto and thereto and the certificates and instruments delivered pursuant to the terms of this Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the Transactions. This Agreement supersedes all prior agreements and understandings between the parties with respect to such Transactions.

     11.8  Notices, etc.  All notices and other communications required or
           ------------
permitted under this Agreement shall be in writing and shall be delivered by hand, overnight courier or given by electronic facsimile transmission or mailed by first class, certified or registered mail, return receipt requested, postage prepaid:

     If to Viper or the Stockholders, to the address set forth below for TeleCorp.

           If to TeleCorp or THC, to:   TeleCorp PCS, Inc.
                                        1010 N. Glebe Road, Suite 800
                                        Arlington, VA 22201
                                        Attention: Thomas H. Sullivan
                                        Telephone: (703) 236-1100
                                        Facsimile: (703) 236-1376

     All notices and other communications shall be effective upon the earlier of actual receipt thereof and (a) in the case of notices and communications sent by personal delivery or telecopy, three hours after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the first business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by U.S. mail, five days after such notice or communication shall have been deposited in the U.S. mail.

     11.9  Severability of this Agreement.  If any provision of this Agreement
           ------------------------------
shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof; all the other provisions hereof continuing in full force and effect.

     11.10 Headings.  The headings contained in this Agreement are for reference
           --------
purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.11 Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     11.12 Further Assurances.  Each party hereto shall do and perform or cause
           ------------------
to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions.

     11.13 Expenses.  Each party hereto shall bear its own expenses incurred on
           --------
its behalf with respect to this Agreement and the Transactions, including fees of legal counsel.

              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, the foregoing agreement is hereby executed as of the date first above written.


                                    TELECORP PCS, INC.


                                    By:___________________________________
                                       Name:  Thomas H. Sullivan
                                       Title: Executive Vice President

                                    TELECORP HOLDING CORP., INC.


                                    By:___________________________________
                                       Name:  Thomas H. Sullivan
                                       Title: President

                                    VIPER WIRELESS, INC.


                                    By:___________________________________
                                       Name:
                                       Title:

                                    STOCKHOLDERS:


                                    ______________________________________
                                    Thomas Sullivan


                                    ______________________________________
                                    Gerald Vento

                                   SCHEDULE I
                                   ----------


Shares                                       TeleCorp Stock
------                                       --------------

Class A Common Stock:                        Voting Common Stock:

Gerald T. Vento:    3,750 shares             Gerald T. Vento:     64,535 shares
Thomas H. Sullivan: 3,750 shares             Thomas H. Sullivan:  40,116 shares

                                             Series E Preferred Stock:

                                             Gerald T. Vento:     493.33 shares
                                             Thomas H. Sullivan:  306.67 shares